Exhibit 99.1
Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA  15212-5851
Phone: (412) 442-8200
Fax:  (412) 442-8290

Release date: July 21, 2011	Contact:	Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS INTRNATIONAL CORPORATION ANNOUNCES
THE ELECTION OF TWO NEW DIRECTORS

PITTSBURGH, PA, JULY 21, 2011 - Matthews International Corporation (NASDAQ GSM: MATW) today announced that Morgan K. O’Brien and Jerry R. Whitaker were elected to the Company’s Board of Directors.

Mr. O’Brien is President and Chief Executive Officer of Peoples Natural Gas Company LLC (“Peoples Natural Gas”), a utility provider in southwestern Pennsylvania.  Prior to joining Peoples Natural Gas, Mr. O’Brien was President and Chief Executive Officer of Duquesne Light Holdings, a utility provider, from 2001 to 2010.  Mr. O’Brien currently serves on the boards of trustees of the University of Pittsburgh and Robert Morris University.  In addition, he serves on the boards of the Allegheny Conference on Community Development, The Pittsburgh Opera, the Leukemia & Lymphoma Society - Western PA Chapter, and the Greater Pittsburgh Council of the Boy Scouts of America.  Mr. O’Brien holds a Bachelor of Science degree in Business Administration and Master’s Degree in Taxation from Robert Morris University.

Mr. Whitaker is Retired President, Electrical Sector – Americas, of Eaton Corporation, a diversified power management company.  Mr. Whitaker joined Eaton Corporation in 1994, serving in various executive management positions until his retirement in May 2011.  He currently serves on the board of directors of Crescent Electric Company.  Mr. Whitaker also serves on the boards of the Carnegie Science Center (serving as Chairman of the Carnegie Science Center Awards for Excellence the last ten years), the Allegheny Conference on Community Development, Pittsburgh Middle East Institute and the Corporate Circles Board of the Pittsburgh Cultural Trust. He was the Chairman of the Eaton – Caterpillar ISO JV and also served on boards for several Eaton Corporation subsidiaries.  Mr. Whitaker holds a Bachelor of Science degree from Syracuse University and an MBA from George Washington University.

Matthews International Corporation                            2 of 2                                                         July 21, 2011

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; granite memorials; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.